                                                                Exhibit 10 (c).2


                           CHANGE IN CONTROL AGREEMENT

         This Agreement (the "Agreement") made this February 10th, 2005, by and between, Florida East Coast Industries, Inc., a Florida corporation, with its principal office at One Malaga Street, St. Augustine, Florida 32084 (the "Company") and Adolfo Henriques (the "Executive").

                               W I T N E S S E T H

         WHEREAS, the Company believes that the establishment and maintenance of sound and vital management of the Company is essential to the protection and enhancement of the interests of the Company and the stockholders of the Company;

         WHEREAS, the Company also recognizes that the possibility of a Change in Control (as defined herein), with the attendant uncertainties and risks, might result in the departure or distraction of key employees of the Company to the detriment of the Company;

         WHEREAS, the Board has determined that it is appropriate to take steps to induce key employees to remain with the Company, and to reinforce and encourage their continued attention and dedication, when faced with the possibility of a Change in Control of the Company; and

         WHEREAS, the Board has determined that it is in the best interests of the Company and the stockholders of the Company to improve upon the provisions relating to a Change in Control contained in any written agreement with the Company, including the Executive's Employment Agreement, and to include those provisions in this Agreement, with certain modifications as set forth herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. DEFINITIONS.

                  (a) "Base Salary" means the Executive's annual base compensation rate for services paid by the Company to the Executive at the time immediately prior to the Executive's termination of employment, as reflected in the Company's payroll records or, if higher, the Executive's annual base compensation rate immediately prior to a Change in Control. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, noncash compensation or any other additional compensation but shall include amounts reduced pursuant to the Executive's salary reduction agreement under Sections 125 or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.

                  (b) "Board" means the board of directors of the Company.

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                  (c) "Bonus" means the Executive's target performance bonus for the fiscal year in which the Executive's termination of employment occurs or, if higher, the Executive's target performance bonus for the fiscal year in which a Change in Control occurs.

                  (d) "Cause" means any of the following:

                           (i) a material breach by the Executive of the obligations under the Employment Agreement (other than as a result of incapacity due to physical or mental illness), including but not limited to a failure to attempt in good faith to perform the Executive's duties and responsibilities, which is demonstrably willful and deliberate on the Executive's part and which is not remedied in a reasonable period of time after receipt of notice from the Company specifying such breach;

                           (ii) the Executive's conviction for committing a felony or the guilty or nolo contendere plea by the Executive to a felony (other than as a result of vicarious liability where the Executive was not involved in and had no material knowledge of the action or inactions leading to the charges or had such involvement or knowledge but acted upon advice of the Company's counsel as to its legality);

                           (iii) the (A) willful engaging by the Executive in misconduct or (B) the Executive's gross negligence, in either case, with regard to, the Employer or the Executive's duties, which have, or is likely to have, a material adverse impact on the Employer; or

                           (iv) a material act of dishonesty or breach of trust on the Executive's part resulting or intending to result, directly or indirectly, in material personal or family gain or enrichment at the expense of the Employer.

         For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company. In the event that the Executive alleges that the failure to attempt to perform the Executive's duties and responsibilities is due to a physical or mental illness, and thus not "Cause" under (i) above, the Executive shall be required to furnish the Company with a written statement from a licensed physician who is reasonably acceptable to the Company which confirms the Executive's inability to attempt to perform due to such physical or mental illness. A termination for Cause after a Change in Control shall be based only on events occurring after such Change in Control; provided, however, the foregoing limitation shall not apply to an event constituting Cause which was not discovered by the Company prior to a Change in Control.

         (e) "Change in Control" means the occurrence of any of the following:

                           (i) any "person" or group of affiliated "persons" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities

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         representing more than 50% of the total voting power represented by the
         Company's then outstanding voting securities;

                           (ii) a change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. "Incumbent Directors" shall mean Directors who either (A) are Directors of the Company as of the date hereof or (B) are elected or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors of the Company); or

                           (iii) the Company adopts, and the stockholders approve, if necessary, a plan of complete liquidation of the Company, or the Company sells or disposes of substantially all of its assets to any "person" or group of affiliated "persons" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a spin-off or similar disposition to the stockholders of the Company; or

                           (iv) the Company is a party to a merger or consolidation in which the shareholders of the Company immediately prior to such transaction do not hold more than 50% of the total voting power of the resulting or surviving entity immediately after such transaction in approximately the same proportion as prior to such transaction.

                  Only one Change in Control may occur under this Agreement.

                  (f) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (g) "Code" means the Internal Revenue Code of 1986, as amended.

                  (h) "Company" has the meaning ascribed to it in the preamble and in paragraph 14 hereof.

                  (i) "Effective Date" means the Effective Date of the Executive's Employment Agreement.

                  (j) "Employer" means the Company and its affiliates.

                  (k) "Employment Agreement" means the employment agreement between the Executive and the Company in effect on the Effective Date.

                  (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (m) "Good Reason" means the occurrence or failure to cause the occurrence of any of the following events without the Executive's express written consent:

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                           (i) any (A) diminution in the Executive's title from
         that which exists immediately prior to a Change in Control (it being acknowledged that, in the event of a transaction in which the Company is acquired, directly or indirectly, by another entity in such manner that the Company is no longer a "reporting company" under the Exchange Act based on its common stock being publicly traded, it shall be Good Reason if the Executive does not become the Chief Executive Officer of the ultimate parent entity) or (B) any material diminution in the Executive's duties, responsibilities, or authority from that which exists immediately prior to a Change in Control (except in each case in connection with the termination of the Executive's employment for Cause or as a result of the Executive's death, or temporarily as a result of the Executive's illness or other absence), or (C) the assignment to the Executive of duties and responsibilities materially inconsistent with the position held by the Executive immediately prior to the Change in Control, excluding in the case of (B) or (C) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied promptly after receipt of notice thereof given by the Executive;

                           (ii) a relocation of the Executive's principal business location to an area outside a 35 mile radius of the Executive's principal business location at the time of the Change in Control, or a material increase in the amount of travel required of Executive beyond that required prior to the Change in Control;

                           (iii) a reduction in the Executive's annual Base Salary;

                           (iv) a failure by the Company after a Change in Control to continue any annual bonus plan, program or arrangement in which the Executive is then entitled to participate (the "Bonus Plans"), provided that any such plan(s) may be modified at the Company's discretion from time to time but shall be deemed terminated if (A) any such plan does not remain substantially in the form in effect prior to such modification and (B) plans providing the Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or a failure by the Company to continue the Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to the potential amount of the bonus and the achievability thereof as the Executive participated immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans, provided that such action is not cured within 10 days after written notice thereof from the Executive to the Company;

                           (v) a failure to permit the Executive after the Change in Control to participate in cash or equity based incentive plans and programs (other than Bonus Plans) on a basis providing the Executive in the aggregate with an annualized award value in each fiscal year after the Change in Control at least equal to the aggregate annualized award value being provided by the Company to the Executive under such incentive plans and programs immediately prior to the Change in Control (with any awards intended not to be repeated on an annual basis allocated over the years the awards are intended to cover), provided that such action is not cured within 10 days after written notice thereof from the Executive to the Company;

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                           (vi) the failure by the Company to continue to
         provide Executive with benefits substantially similar to those enjoyed by Executive under any of the Company's life insurance, medical, dental, accident, disability or pension plans or perquisites in which the Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide Executive with the number of paid vacation days to which he is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

                           (vii) a material breach by the Company of any other written agreement with the Executive or failure to timely pay any compensation obligation to the Executive that in either case remains uncured for 10 days after written notice of such breach is given by the Executive to the Company;

                           (viii) failure of any successor to assume in a writing delivered to Executive and reasonably satisfactory to Executive the obligations hereunder within 10 days after written notice by the Executive to the Company; or

                           (ix) any purported termination of Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Sections 5 and 6 hereof, which purported termination shall not be effective for purposes of this Agreement.

                  (n) "Term" has the meaning ascribed to it in Section 2 hereof.

         2. TERM. The term of this Agreement shall commence on the Effective Date and end on the earlier of (a) the termination of the Executive's employment with the Company or (b) the third anniversary of the Effective Date (the "Term," as it may be extended or terminated); provided, however, that the Term shall be automatically extended for successive additional one (1) year periods (the "Additional Terms"), unless, at least two (2) years prior to the end of the original Term or the then Additional Term, the Company has notified the Executive in writing that the Term shall not be extended and further provided, if a Change in Control occurs prior to the end of the aforesaid period, the duration of this Agreement shall be extended, if it would otherwise end prior thereto, until the second anniversary of the date of such Change in Control, whether such two-year period ends before or after the end of such aforesaid period. Notwithstanding anything in this Agreement to the contrary, if the Company becomes obligated to make any payment to the Executive pursuant to the terms hereof, then this Agreement shall remain in effect for such purposes until all of the Company's obligations hereunder are fulfilled.

         3. TERMINATION FOLLOWING CHANGE IN CONTROL. If a Change in Control occurs during the Term and the Executive's employment by the Company is terminated (a) by the Company without Cause or by the Executive for Good Reason at any time during the period commencing on the date of the Change in Control and ending on the second anniversary of the Change in Control or (b) by the Company without Cause or by the Executive for Good Reason (based on Section 1(m)(i), (ii), (iii) and (iv) and without reference to the Change in Control


                                       5
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measurement date) at any time during the period commencing three months prior to a Change in Control and ending immediately prior to the Change in Control and the Executive demonstrates that such termination was requested by the party taking control or was otherwise in anticipation of the Change in Control, then the Company shall pay or provide the Executive with the payments and benefits provided under Section 4 hereof.

         4. COMPENSATION UPON TERMINATION. Subject to Section 9, in the event that the Executive becomes entitled to payments or benefits pursuant to Section 3, then the Company shall pay or provide the Executive with the following payments and benefits in lieu of any other termination, change in control, separation, severance or similar benefits under the Employment Agreement or under any other compensation arrangement with the Employer. The amounts hereunder shall reduce and be in full satisfaction of any statutory entitlement (including notice of termination, termination pay and/or severance pay) of the Executive upon a termination of employment.

                  (a) Within 10 business days after the Date of Termination (or within 10 business days after the date of the Change in Control if the termination occurred within three months prior to the Change in Control and such amount was not previously paid): (i) any unpaid Base Salary through the Date of Termination and any accrued vacation; (ii) any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the Date of Termination; and
         (iv) all other payments, benefits or fringe benefits to which the Executive may be entitled subject to, and in accordance with, the terms of any applicable compensation arrangement or benefit (other than severance arrangements), equity or fringe benefit plan or program or grant.

                  (b) Within 10 business days after the Date of Termination (or within 10 business days after the date of the Change in Control if the termination occurred within three months prior to the Change in Control and such amount was not previously paid), a lump sum cash payment equal to three times the sum of the Executive's Base Salary and Bonus in effect on the date immediately preceding the Change in Control.

                  (c) Within 10 business days after the Date of Termination (or within 10 business days after the date of the Change in Control, if the termination occurred within three months prior to the Change in Control and such amount was not previously paid), payment of a pro-rata portion of the Bonus for the fiscal year to which the Bonus relates (determined by multiplying such amount by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365).

                  (d) Repayment obligations for any sign-on bonuses or relocation payments, if any, conditioned upon a termination of employment shall be forgiven on a termination for Good Reason or without Cause following a Change in Control.

                  (e) Subject to the Executive's continued co-payment of premiums which shall not exceed the level of co-payment made by the Executive immediately prior to the date

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         of the Change in Control, continued participation in all health plans which cover the Executive (and eligible dependents), including, without limitation, medical, dental and prescription drug coverage upon the same terms and conditions (except for the requirements of the Executive's continued employment) in effect on the date of termination until three years after the Date of Termination; provided, however, that in the event that the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular health plan, the continuation of coverage by the Company for such similar or improved benefit under such plan shall immediately cease. To the extent, in the good faith judgment of the Company, such coverage cannot be provided under the Company's health plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on the Executive, the Company shall pay the Executive an amount equal to the cost to the Company for a similarly situated active employee fully grossed-up to cover taxes on such amount and the gross-up payment. Such period of medical coverage shall reduce and count against the Executive's rights to COBRA continuation coverage.

         5. NOTICE OF TERMINATION. After a Change in Control, any purported termination of the Executive's employment pursuant to Section 3 shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 17. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

         6. DATE OF TERMINATION. "Date of Termination", with respect to any purported termination of the Executive's employment after a Change in Control, shall mean the date specified in the Notice of Termination (which, in the case of a termination by the Executive for Good Reason, shall not be less than five days nor more than 60 days, from the date such Notice of Termination is given). In the event of Notice of Termination by the Company, the Executive may treat such notice as having a Date of Termination at any date between the date of the receipt of such notice and the Date of Termination indicated in the Notice of Termination by the Company; provided, that the Executive must give the Company written notice of the Date of Termination if the Executive deems it to have occurred prior to the Date of Termination indicated in the notice.

         7. EXCISE TAX. In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, the provisions of Exhibit A shall apply.

         8. NO DUTY TO MITIGATE/SET-OFF. In the event of any termination of the Executive's employment, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise. The amounts payable hereunder shall not be subject to set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive.


                                       7
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         9. NON-COMPETITION; CONFIDENTIALITY. The Executive acknowledges that the restrictive covenants (including, without limitation, confidentiality, non-competition and non-solicitation) in any other agreement with the Company previously signed by the Executive (including the provisions of Sections 7 and 8 in the Employment Agreement) shall not be affected by this Agreement and that the restrictive covenants therein shall continue to apply after a Change in Control or a termination of employment after a Change in Control in accordance with the terms of such restrictive covenants.

         10. RELEASE REQUIRED. Any amounts payable pursuant to this Agreement (beyond amounts payable pursuant to Section 4(a)) shall only be payable if the Executive delivers to the Company (and does not revoke) a release of all claims of any kind whatsoever that the Executive has or may have against the Employer and its officers, directors and employees, known or unknown, as of the Date of Termination (other than claims to payments specifically payable hereunder, claims under COBRA, claims to vested accrued benefits under the Employer's employee benefit plans, claims relating to any rights of indemnification under the Company's organizational documents or otherwise or claims relating to any outstanding stock options or other equity-based award on the Date of Termination) occurring up to the release date in such form as reasonably required by the Company (but without ancillary provisions not directly related to the release). The Release shall be substantially the form attached hereto as Exhibit B.

         11. INDEMNIFICATION. The provisions set forth in Section 12 of the Employment Agreement shall continue to apply after a Change in Control or a termination of employment after a Change in Control.

         12. LITIGATION SUPPORT. Subject to the Executive's other commitments, following the Executive's receipt of any payments or benefits under this Agreement, the Executive shall be reasonably available to cooperate with the Company and provide information as to matters which the Executive was personally involved, or has information on, during the Executive's employment with the Company and which are or become the subject of litigation or other dispute.

         13. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in Jacksonville, Florida under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (a) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (b) require the testimony to be transcribed; (c) require the award to be accompanied by findings of fact and the statement for reasons for the decision; and (d) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules. The determination of the arbitrators, which shall be based upon a de novo interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators' award in any court having jurisdiction.

         14. ATTORNEY'S FEES. In the event that a claim for payment or benefits under this Agreement is disputed or the Executive is otherwise enforcing rights under this Agreement, the Company shall promptly pay upon submission of statements, all legal and other professional fees, costs of arbitration and other expenses incurred by the Executive in connection with any

                                       8
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dispute concerning payments, benefits and other entitlements under this
Agreement; provided, however, the Company shall be reimbursed by the Executive for (i) the fees and expenses advanced in the event the Executive's claim is, in a material manner, in bad faith or frivolous and the arbitrator determines that the reimbursement of such fees and expenses is appropriate, or (ii) to the extent that the arbitrator determines that such legal and other professional fees are clearly and demonstrably unreasonable.

         15. NO ASSIGNMENT. This Agreement shall not be assignable by the Executive. This Agreement shall be assignable by the Company only by merger or with all or a substantial portion of the assets of the Company. This Agreement shall inure to the benefit and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto. If the Company is acquired, consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity, the term "Company" as used herein shall mean such other entity and this Agreement shall continue in full force and effect. In the case of any transaction in which a successor would not by the foregoing provision or operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

         16. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and supersedes all existing agreements between them concerning such subject matter (including, without limitation, the Employment Agreement as it may apply with regard to a termination after a Change in Control or with regard to a termination in anticipation of a Change in Control but not any stock option or other equity agreement nor any plan or programs, except as provided herein); provided, however, that in the event the Term ends before the Company becomes obligated to make any payment to the Executive pursuant to the terms hereof, the effect of this sentence regarding superceding existing agreement as they apply to a termination of employment in connection with a Change in Control shall be of no further force or effect. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to any law shall be deemed also to refer to any successor provisions to such laws.

         17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         18. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid as follows:

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         If to the Company, to:

                  Florida East Coast Industries, Inc.
                  One Malaga Street
                  St. Augustine, Florida 32084
                  Attention:  General Counsel

         If to the Executive, to the Executive's last shown address on the books of the Company.

         Any such notice shall be deemed given when so delivered personally, or, if mailed, five days after the date of deposit in the United States mail. Any party may by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

         19. SEPARABILITY. If any provisions of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         20. NON-EXCLUSIVITY OF RIGHTS. Except as otherwise specifically provided therein, (a) nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, equity or other plan or program provided by the Company and for which the Executive may qualify, nor (b) shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other currently existing plan, agreement as to employment or severance from employment with the Company or statutory entitlements, provided, that to the extent such amounts are paid under Section 4(a) hereof or otherwise, they shall not be due under any such program, plan, agreement, or statute. Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company, at or subsequent to the Date of Termination shall be payable in accordance with such plan or program, except as otherwise specifically provided herein.

         21. NOT AN AGREEMENT OF EMPLOYMENT. This is not an agreement assuring employment and the Company reserves the right to terminate the Executive's employment at any time with or without Cause, subject to the payment provisions hereof if such termination is after, or within three months prior to, a Change in Control. The Executive acknowledges that the Executive is aware that the Executive shall have no claim against the Company hereunder or for deprivation of the right to receive the amounts hereunder as a result of any termination that does not specifically satisfy the requirements hereof. Except as provided herein, the foregoing shall not affect the Executive's rights under any other agreement with the Company.

         22. WITHHOLDING TAXES. The Company may withhold from all payments due hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

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         23. GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, without reference to rules relating to conflicts of law.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set the Executive's hand as of the date first set forth above.

                                    FLORIDA EAST COAST INDUSTRIES, INC.




                                    By:   /s/ Allen C. Harper
                                         ---------------------------------------
                                    Name:   Allen C. Harper
                                    Title:  Chairman, Compensation Committee


                                    EXECUTIVE


                                    By:   /s/ Adolfo Henriques
                                         ---------------------------------------
                                    Name:   Adolfo Henriques
                                    Title:  Chairman



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                                    EXHIBIT A

                           GOLDEN PARACHUTE PROVISION

         (a) (i) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive at the time specified in subsection (d) below (x) an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments and (y) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

         (ii) Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that if the Company Payments (other than that portion valued under Q&A 24(a) of the proposed regulations under Section 280G of the Code (the "Cash Payments") are reduced by the amount necessary such that the receipt of the Company Payments would not give rise to any Excise Tax (the "Reduced Payment") and the Reduced Payment would not be less than 90% of the Cash Payment, then no Gross-Up Payment shall be made to the Executive and the Cash Payments, shall be reduced to the Reduced Payments. If the Reduced Payments is to be effective, payments shall be reduced as mutually agreed between the Company and the Executive or, in the event the parties cannot agree, in the following order (1) any lump sum severance based on a multiple of Base Salary or Bonus, (2) any other cash amounts payable to the Executive, and
(3) any benefits valued as parachute payments.

         (iii) In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments plus the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment or Reduced Payment, as applicable to reflect the final determination and the resulting impact on whether (ii) applies.

         (b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. In the event that the Accountants are serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the "Accountants" hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish the Executive with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and the Executive.

         (c) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied.

         In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional

Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

         (d) The Gross-up Payment or portion thereof provided for in subsection
(c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection
(c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

         (e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive's representative shall cooperate with the Company and its representative.

         (f) The Company shall be responsible for all charges of the Accountant.

         (g) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.

         (h) To the extent that any provision in this Agreement shall be determined to be a prohibited loan under the Sarbanes Oxley Act, the amounts paid to the Executive considered such a loan shall not be deemed to be subject to a repayment obligation.

         (i) To the extent the Company has the right pursuant to Sections 280G and 4999 of the Code to recalculate the previously calculated amount, the Company shall have the right to recalculate and such amount as recalculated shall be applied to this Agreement.

                                    EXHIBIT B

                                 GENERAL RELEASE


To:      Florida East Coast Industries, Inc.
         One Malaga Street
         St. Augustine, FL 32084
         Attention: General Counsel


         1. I hereby acknowledge that my employment with the Company terminated on _________, 20__ (the "Termination Date"), that the Company will not have an obligation to rehire me or to consider me for reemployment after the Termination Date and that my employment with the Company is permanently and irrevocably severed.

         2. General Release. (a) For and in consideration of the payments to be made and the promises set forth in the Change in Control dated as of _________, including payments to be made in the event of termination without cause or resignation with good reason, I, for myself and for my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as "Releasors"), hereby forever release, waive and discharge the Company, employee benefit and/or pension plans or funds, insurers, successors and assigns, and all of its or their past, present and/or future officers, trustees, agents, attorneys, employees, fiduciaries, trustees, administrators and assigns, whether acting as agents for the Company or in their individual capacities (collectively referred to as "Releasees"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have, or hereafter may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter up to and including the date of my execution of this General Release, including without limitation, those in connection with, or in any way related to or arising out of, my employment, service as a director, service as a trustee, service as a fiduciary or termination of any of the foregoing with the Company or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Company or other claims.

         (b) Without limiting the generality of the foregoing, this General Release is intended and will release the Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Releasees including, but not limited to, (i) any claim of discrimination or retaliation under the Age Discrimination in Employment Act ("ADEA") 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the Family and Medical Leave Act; (ii) any claim under the Florida Civil Rights Act of 1992 (formerly known as the Human Rights Act of 1977), the Florida Equal Pay Law, the Florida Aids Act, the Florida Whistle Blower Law and waivable rights under the Florida Constitution; (iii) any other claim (whether based on federal, state or local law or ordinance statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including, but not limited, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorney's fees, costs, disbursements and the like.

         (c) I agree that I will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by
Section 2(a) or (b) above, including, without limitation, any source or proceeding involving any person or entity, the United States Equal Employment Opportunity Commission or other similar federal or state agency. Except as otherwise required by law, I further agree that I will not, at any time hereafter, commence, maintain, prosecute, participate in as a party, permit to be filed by any other person on my behalf (to the extent it is within my control or permitted by law), or assist in the commencement or prosecution of as an advisor, witness (unless compelled by legal process or court order) or otherwise, any action or proceeding of any kind, judicial or administrative (on my own behalf, on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) in any court, agency, investigative or administrative body against any Releasee with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or any other matter up to and including the date of my execution of this General Release which I released pursuant to Section 2(a) or (b) above. I further represent that, as of the date I sign this General Release, I have not taken any action encompassed by this Section 2(c). If, notwithstanding the foregoing promises, I violate this
Section 2(c), I will indemnify and hold harmless Releasees from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities and attorneys' fees and other expenses which result from, or are incidents to, such violation. Notwithstanding anything herein to the contrary, this Section 2(c) will not apply to any claims that I may have under the ADEA and will not apply to the portion of the release provided for in Section 2(a) or (b) relating to the ADEA.

         (d) The sole matters to which the release and covenants in this Section 2 do not apply are: (i) my rights of indemnification and coverage under directors' and officers' liability insurance to which I was entitled immediately prior to the Termination Date under the Company's By-laws, the Company's Certificate of Incorporation, and Section 12 of my Employment Agreement, with regard to my service as an officer and director of the Company; (ii) my rights to any vested accrued benefits under the Company's employee benefit plans, under COBRA or under ERISA; (iii) my rights under any outstanding stock options or other equity-based award; (iv) my rights as a common stockholder of FECI, and
(v) payments to which I am entitled under this Change in Control Agreement, including the Golden Parachute provison in Exhibit A in the event of termination without Cause or resignation with Good Reason.



         3. Governing Law; Enforceability. The interpretation of this General Release will be governed and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. If any provisions of this General Release will be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability will not affect the remaining provisions hereof which will remain in full force and effect.

         4. Acknowledgement. I acknowledge that I have been advised by the Company in writing to consult independent legal counsel of my choice before signing this General Release. I further acknowledge that I have had the opportunity to consult, and I have consulted with, independent legal counsel and to consider the terms of this General Release for a period of at least 21 days.

         5. Effective Date. I further acknowledge that this General Release will not become effective until the eighth day following my execution of this General Release (the "Effective Date"), and that I may at any time prior to the Effective Date revoke this General Release by delivering written notice of revocation to: the Company at One Malaga Street, St. Augustine, FL 32084, to the attention of the General Counsel. In the event that I revoke this General Release prior to the eighth day after its execution, this General Release and the promises contained in the Change in Control Agreement relating to payment obligations of the Company other than Accrued Obligations, will automatically be null and void.

         6. Entire Agreement. I understand that this General Release and the Change in Control Agreement constitute the complete understanding between the Company and me and that no other promises or agreements will be binding unless in writing and signed by me and the Company after the date hereof.

         7. Counterparts. This General Release may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.


By:___________________________
         Adolfo Henriques

Dated: __________________